Exhibit 4.167
BACKUP SERVICING AGREEMENT
This BACKUP SERVICING AGREEMENT (this “Agreement”), dated as of December 20, 2024, among COMPUTERSHARE TRUST COMPANY, N.A., a national banking association, through its Computershare Corporate Trust division (“Computershare” or the “Backup Servicer” and, in its capacity as collateral agent, the “Collateral Agent”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance” or the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as deal agent (in its capacity as deal agent, the “Deal Agent”), and CREDIT ACCEPTANCE FUNDING LLC 2024-B a Delaware limited liability company (the “Borrower”).
W I T N E S S E T H :
WHEREAS, Credit Acceptance, the Borrower, the lenders from time to time thereto (the “Lenders”), the Deal Agent, the Backup Servicer and the Collateral Agent have entered into that certain Loan and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);
WHEREAS, the parties to the Loan Agreement desire to obtain the services of the Backup Servicer to perform certain servicing functions and assume certain obligations with respect to the Loan Agreement, all as set forth herein, and the Backup Servicer has agreed to perform such functions and assume such obligations; and
WHEREAS, for its services hereunder and with respect to the Loan Agreement, the Backup Servicer will receive a fee payable as described herein;
NOW THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.1.     Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference to, the Loan Agreement. The following terms shall have the meanings specified below:
“Aggregate Basis” means verification of only such aggregated amounts as are stated in the Monthly Report, and not as to any amount related to any Loan or Contract.
“Assumption Date” has the meaning specified in Section 2.3(a).
“Backup Servicer Event of Default” has the meaning specified in Section 4.1.
“Backup Servicer’s Certificate” has the meaning specified in Section 2.10.

“Backup Servicing Fee” means, as to each Payment Date, $4,000; provided, however, that if the Backup Servicer becomes the Successor Servicer, such fee shall no longer be paid.
“Continued Errors” has the meaning specified in Section 2.2(c)(iii).
“Errors” has the meaning specified in Section 2.2(c)(iii).
“Force Majeure Event” means any event or condition beyond the Backup Servicer’s control, including without limitation, a natural disaster, civil unrest, state of war, or act of terrorism.
“Liability” has the meaning specified in Section 2.2(c)(i).
“Servicer’s Data File” has the meaning specified in Section 2.1(a).
“Service-Related Activities” means the services and service-related activities and the servicer-related responsibilities of the Servicer provided for under the Loan Agreement as modified or eliminated herein with respect to the Backup Servicer.
“Servicing Fee” has the meaning given such term in the Loan Agreement.
“Successor Backup Servicer” has the meaning specified in Section 2.4(b).
“Third Party” has the meaning specified in Section 2.9(d).
SECTION 1.2. Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”
SECTION 1.3. Section References. All section references shall be to Sections in this Agreement (unless otherwise provided).
ARTICLE 2
ADMINISTRATION AND COLLECTION
SECTION 2.1.     Reconciliation of Monthly Report.
(a)    No later than 9:00 A.M. New York time on the fifth (5th) Business Day following the end of each Collection Period, the Servicer shall send to the Backup Servicer an electronic file, detailing the Collections received during the prior Collection Period, the Lender’s invoice and all other information relating to the Loans and the Contracts as may be necessary for the preparation of the Monthly Report (the “Servicer’s Data File”) in accordance with the Loan Agreement. Such electronic file shall be in the form and have the specifications as may be agreed to between the Servicer, the Deal Agent (acting at the direction, or with the consent, of the Required Lenders) and the Backup Servicer from time to time. The Backup Servicer shall, within two (2) Business Days of the receipt thereof, load the Servicer’s Data File and confirm that it is in readable form. If the Backup Servicer determines that the Servicer’s Data File is not in readable form, the Backup Servicer shall promptly upon actual knowledge thereof (but in any event within two (2) Business Days) notify the Servicer and the Deal Agent by telephone, and upon such notification, the Servicer shall prepare and send a replacement Servicer’s Data File to the Backup Servicer satisfying the Backup Servicer’s specifications, for receipt by the Backup Servicer on the next Business Day.
(b)    No later than 9:00 A.M. New York time on each Determination Date, the Servicer shall furnish to the Backup Servicer the Monthly Report related to the prior Collection Period together with all other information necessary for preparation of such Monthly Report and necessary to determine the application of Collections as provided in the Loan Agreement. The Backup Servicer shall review the information contained in the Monthly Report against the information on the Servicer’s Data File, on an Aggregate Basis. No later than three (3) Business Days after the Backup Servicer’s receipt of each Monthly Report, the Backup Servicer shall, based on the review and verification specified in Section 2.2 hereof, notify the Servicer and the Deal Agent of any inconsistencies between the Monthly Report and the information contained in the Servicer’s Data File, as provided in Section 2.10 hereof; provided, however, in the absence of a reconciliation, the Monthly Report shall control for the purpose of calculations, allocations and distributions with respect to the related Payment Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Monthly Report prior to the related Payment Date, the Servicer shall cause a firm of independent accountants, at the Servicer’s expense, to audit the Monthly Report and, prior to the third Business Day, but in no event later than the fifth calendar day, of the following month, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Report for such next Payment Date. The Backup Servicer shall only review the information provided by the Servicer in the Monthly Report and in the Servicer’s Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.
(c)    The Backup Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Monthly Report to reflect the results of the reconciliation or to include any omitted information.
(d)    The Servicer shall provide monthly, or as otherwise requested, to the Backup Servicer, or its agent, information on the Loans and related Contracts sufficient to enable the Backup Servicer to assume the responsibilities as Successor Servicer under the Loan Agreement and service, administer, manage and collect the Loans and related Contracts.
(e)    The Servicer shall provide the Backup Servicer with any and all updates to the master file data layout and copy book information necessary due to system changes or modifications, which may require changes to the Backup Servicer’s applications necessary to read the Servicer’s Data File.
SECTION 2.2.     Review and Verification.
(a)    Notwithstanding anything in Section 2.1 to the contrary, on or before the end of the fifth Business Day prior to each Payment Date, the Servicer and the Deal Agent shall provide sufficient data to the Backup Servicer to allow the Backup Servicer to review and confirm that such Monthly Report is readable and contains all information necessary for the Backup Servicer to complete its duties pursuant to this Section 2.2. The Backup Servicer shall, on or before the Business Day preceding each Payment Date with respect to any Collection Period, review the Monthly Report corresponding to such Payment Date to verify the following based solely on a recalculation of information contained in the Monthly Report:
(i)    the amount of the Class A Distributable Principal Distributable Amount, the Class B Distributable Principal Distributable Amount and the Class C Distributable Principal Distributable Amount, and each Lender’s ratable share thereof;
(ii)    The amount of the Class A Interest Distributable Amount, the Class B Interest Distributable Amount and the Class C Interest Distributable Amount, and each Lender’s ratable share thereof;
(iii)    the amount of any Reserve Advance;
(iv)    the Aggregate Term Loan Balance, the Class A Loan Balance, the Class B Loan Balance and the Class C Loan Balance;
(v)    the total amount of the Servicing Fee for the related Collection Period and unpaid Servicing Fees from prior Collection Periods paid to the Servicer with respect to the related Collection Period; and
(vi)    the Class A Interest Carryover Shortfall, if any, the Class B Interest Carryover Shortfall, if any, and the Class C Interest Carryover Shortfall, if any.
(b)    The Backup Servicer shall, on or before the Business Day preceding each Payment Date with respect to any Collection Period, review the Servicer’s Data File and verify the following as reported in the Monthly Report:
(i)    the Aggregate Outstanding Eligible Loan Balance and the aggregate Outstanding Balance of all Eligible Contracts as of the close of business on the last day of the preceding Collection Period;
(ii)    the total amount of Collections for the related Collection Period; and
(iii)    the aggregate Release Price for the Ineligible Loans and for the Ineligible Contracts, if any, that was paid in such period.
(c)    No later than the Business Day preceding each Payment Date, the Backup Servicer shall provide written notice to the Deal Agent with respect to whether there are any inconsistencies or deficiencies with respect to its review and verification set forth in paragraphs (a) and (b) above and, if any, shall provide a description thereof as set forth in Section 2.10 hereof. In the event of any discrepancy between the information set forth in subparagraphs (a) and (b) above, as calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly notify the Servicer and, if within five (5) days of such notice being provided to the Servicer, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Deal Agent of such discrepancy.

(i)    Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively “Liability”) for any action taken or omitted by the Servicer.
(ii)    The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Deal Agent, to succeed within sixty (60) days to the duties and obligations of the Servicer pursuant to Section 2.3.
(iii)    Except as otherwise provided in this Agreement, the Backup Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer or for the inaccuracy of any data provided, produced or supplied by the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in correcting any Error or in the performance of its duties hereunder or under the Loan Agreement. In the event the Backup Servicer has actual knowledge of Errors or Continued Errors which, in the opinion of the Backup Servicer impairs its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer and the Deal Agent of such Errors and/or Continued Errors and may, with the prior consent of the Deal Agent, undertake to reconstruct and reconcile such data as it deems appropriate to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer and to the extent not reimbursed by the Servicer, such amounts shall be reimbursed by the Borrower pursuant to Section 2.7(a) or Section 2.7(b), as applicable, of the Loan Agreement.
(iv)    The Backup Servicer and its officers, directors, employees and agents shall be indemnified by the Servicer from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable and documented attorney’s fees and expenses and court costs) including those incurred in connection with any enforcement (including any action, claim or suit brought) by the Backup Servicer of any indemnification or other obligation of the Servicer arising out of claims asserted against the Backup Servicer on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the Assumption Date, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own willful misconduct, bad faith or gross negligence, as determined by a court of competent jurisdiction. The indemnification provided for in this Section shall be paid to the Backup Servicer until such time as such court enters a judgment as to the extent and effect of the alleged willful misconduct, bad faith, or gross negligence, at which time the Backup Servicer shall, to the extent required pursuant to such court’s determination, promptly return to the Servicer any such indemnification amounts so received but not owed as determined by such court. The obligations of the Servicer under this Section shall survive the termination or assignment of this Agreement and the earlier resignation or removal of the Backup Servicer.
(v)    To the extent the Backup Servicer requires any information, supplementary reports or data that is to be provided to it pursuant to the Transaction Documents in order to complete its verification duties, the Backup Servicer’s verification duties are conditioned upon timely receipt by the Backup Servicer of such information.
SECTION 2.3.     Assumption of Servicer’s Obligations.
(a)    The Backup Servicer agrees that on the date specified in accordance with Section 6.12 of the Loan Agreement, the Backup Servicer shall, subject to the exclusions stated herein, assume the Service-Related Activities of Credit Acceptance under the Loan Agreement (the “Assumption Date”) and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Loan Agreement and this Agreement. In the event of a conflict between any provision of the Loan Agreement and this Agreement, this Agreement shall be controlling.
(b)    In the event of an assumption by the Backup Servicer of the Service-Related Activities of Credit Acceptance under the Loan Agreement, the Backup Servicer shall not be obligated to perform the obligations imposed in the following Sections of the Loan Agreement: Sections 2.13, 2.14, 4.2(b) (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of breaches detailed in Section 4.2 of which a Responsible Officer has actual knowledge), 4.3, 4.5 (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of breaches detailed in Section 4.5 of which a Responsible Officer has actual knowledge), 5.4(c), 5.4(e), 5.4(f), 5.4(g) (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of breaches detailed in Section 5.4(g) of which a Responsible Officer has actual knowledge), 5.4(i), 5.4(j), 5.4(k) (only with respect to the Credit Guidelines), 5.5(a), 5.5(b), 5.5(f) (only with respect to the Servicer’s obligation to defend the right, title and interest of the Collateral Agent in the Collateral on behalf of the Secured Parties against the claims of third parties), 5.5(i) (only with respect to the Credit Guidelines), 6.1(c), 6.2(a) (only with respect to the Credit Guidelines), 6.2(e) (provided that the Deal Agent and any Lender may review the Backup Servicer’s collection and administration of the Loans, Dealer Agreements and Contracts two times per calendar year, at the expense of the party requesting such review, with prior written notice and without undue disruption of the Backup Servicer’s business before the occurrence of a Servicer Termination Event at a time after the Assumption Date, and the Deal Agent and any Lender may conduct such review, with prior written notice but otherwise without limitation, at the Servicer’s expense if the Servicer Termination Event is due to the actions of the current Servicer and otherwise at the expense of the party requesting such review, after the occurrence of a Servicer Termination Event at a time after the Assumption Date), 6.5(a) (provided that the Backup Servicer shall be responsible for all of the obligations of Section 6.5(a) so long as it receives sufficient assistance from the Borrower), 6.5(b), 6.5(c), 6.6, 6.8, 6.9, 6.11(i), 6.11(j) and 11.2; provided, however, that the Backup Servicer shall continue to be obligated to perform the obligations imposed by Section 2.5 of this Agreement.

SECTION 2.4.     Servicing and Retention of Servicer.
(a)    Subject to early termination of the Backup Servicer due to the occurrence of a Backup Servicer Event of Default, or pursuant to Article 4, or as otherwise provided in this Section 2.4, on and after the Assumption Date, the Backup Servicer shall be responsible for the servicing, administering, managing and collection of the Loans and Contracts in accordance with the Loan Agreement and this Agreement.
(b)    In the event of a Backup Servicer Event of Default, the Deal Agent (acting at the direction, or with the consent, of the Required Lenders) shall have the right to terminate the Backup Servicer as Successor Servicer and Backup Servicer hereunder. Upon the termination or resignation of the Backup Servicer hereunder, the Deal Agent (acting at the direction, or with the consent, of the Required Lenders) shall have the right to appoint a successor Backup Servicer (the “Successor Backup Servicer”) and enter into a backup servicing agreement with such Successor Backup Servicer at such time and exercise all of its rights under Section 6.12(a) of the Loan Agreement; provided, however, that if such termination or resignation of the Backup Servicer occurs prior to the Assumption Date at a time when no Termination Event has occurred and is continuing, the appointment of the Successor Backup Servicer shall be mutually acceptable to Credit Acceptance and the Deal Agent. Such backup servicing agreement shall specify the duties and obligations of the Successor Backup Servicer, and all references herein and in the Loan Agreement to the Backup Servicer shall be deemed to refer to such Successor Backup Servicer. If a successor Backup Servicer does not take office within 30 days after the termination or resignation of the Backup Servicer, the Backup Servicer may petition any court of competent jurisdiction for the appointment of a successor Backup Servicer. Any reasonable and documented fees, costs or expenses incurred by the retiring Backup Servicer in connection with such petition shall be reimbursed to it as an expense of the Backup Servicer in accordance with Section 2.7(a) or Section 2.7(b) of the Loan Agreement, as applicable.
(c)    Except as provided in Section 4.3 hereof, the Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Loan Agreement, as successor servicer or as Backup Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Loan Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Backup Servicer, and the Deal Agent does not elect to waive the obligations of the Backup Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Backup Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Deal Agent. No resignation of the Backup Servicer shall become effective until an entity reasonably acceptable to the Deal Agent and the Required Lenders shall have assumed the responsibilities and obligations of the Backup Servicer.
(d)    Any Person: (i) into which the Backup Servicer may be merged or consolidated; (ii) resulting from any merger or consolidation to which the Backup Servicer shall be a party; (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer; or (iv) succeeding to all or substantially all of the business of the Backup Servicer, in any of the foregoing cases shall be the successor to the Backup Servicer under this Agreement and the Loan Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement or the Loan Agreement, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Backup Servicer from any obligation hereunder or under the Loan Agreement.
(e)    [Reserved].
(f)    Following the Assumption Date, a report certified by a Responsible Officer of the Backup Servicer, certifying that no Servicer Termination Event and no event which, with the giving of notice or the passage of time, would become a Servicer Termination Event has occurred and is continuing or, if any such Servicer Termination Event or other event has occurred and is continuing, the action which the Backup Servicer has taken or proposes to take with respect thereto, shall be delivered to the Deal Agent.
SECTION 2.5.     Servicing Duties of the Backup Servicer. On and after the Assumption Date:
(a)    The Backup Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with its collection guidelines. There shall be no recourse to the Backup Servicer with regard to the Loans and Contracts. The Backup Servicer shall hold in trust for the Collateral Agent all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Backup Servicer is appointed, the outgoing Backup Servicer shall deliver to the Successor Backup Servicer and the Successor Backup Servicer shall hold in trust for the Collateral Agent all records which evidence or relate to all or any part of the Collateral.
(b)    The Backup Servicer shall as soon as practicable upon demand, deliver to the Deal Agent all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Loan or Contract.
(c)    The Backup Servicer shall remit to the Collection Account within two (2) Business Days of receipt all Collections.
(d)    In addition to the obligations of the Backup Servicer under this Agreement, the Backup Servicer shall perform all of the obligations of the Servicer as servicer under the Loan Agreement, except as set forth in Section 2.3(b) hereof or as otherwise modified by this Agreement or the Loan Agreement. Without limiting the foregoing and anything provided for herein, the Backup Servicer shall perform Service-Related Activities in accordance with its collection guidelines.
SECTION 2.6.     Other Obligations of the Backup Servicer and Servicer.
(a)    Following a Servicer Termination Event and prior to the Assumption Date, Credit Acceptance shall provide a transmission to the Backup Servicer sufficient to carry out the Service-Related Activities. In the event of any changes in format with respect to either Credit Acceptance or the Backup Servicer, Credit Acceptance and the Backup Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly.
(b)    In connection with the Backup Servicer assuming the obligations of Servicer hereunder and under the Loan Agreement, Credit Acceptance agrees that it shall: (i) promptly make available to the Backup Servicer access to all records and information in the possession of Credit Acceptance related to the Loans and the Contracts as may be necessary or reasonably requested by the Backup Servicer in connection with the performance of the Backup Servicer’s obligations hereunder and thereunder; and (ii) cooperate in good faith with the Backup Servicer and the Deal Agent in connection with any transition of the servicing of the Loans and Contracts to the Backup Servicer.
SECTION 2.7.     Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Loan Agreement, the Backup Servicer is entitled to: (i) prior to the Assumption Date, (A) the Backup Servicing Fee, (B) indemnification payments in accordance with Section 2.9 hereof and Section 2.7(a)(i)(C) of the Loan Agreement and (C) reimbursement of reasonable out-of-pocket expenses (including, without limitation, legal fees of external counsel) of the Backup Servicer incurred in connection with the performance of its duties hereunder, including the execution of any amendments, and (ii) after the Assumption Date, the sum of: (A) the Servicing Fee, (B) any Repossession Expenses, (C) any Servicer Expenses and (D) any Transition Expenses, in the case of each of the foregoing, in accordance with Sections 2.7(a), 2.7(b) and 7.3 of the Loan Agreement, as applicable.
SECTION 2.8.     Collateral Agent’s and Backup Servicer’s Rights. At any time following the Assumption Date:
(a)    The Collateral Agent or the Backup Servicer may direct that payment of all amounts payable under any Loans or Contracts be made directly to the Backup Servicer, the Collateral Agent or its designee.
(b)    The Servicer shall (unless otherwise directed by the Collateral Agent) (i) assemble all of the records relating to the Collateral and shall make the same available to the Backup Servicer (or the Collateral Agent if so directed by the Collateral Agent) at a place selected by the Backup Servicer or the Collateral Agent, as applicable; provided, however, that the Servicer will be entitled to retain copies of all records provided pursuant to this Section 2.8(b), and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Collateral Agent and shall, promptly upon receipt but no later than one (1) Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, as directed by the Collateral Agent or the Backup Servicer.
(c)    Credit Acceptance hereby authorizes the Collateral Agent and the Backup Servicer to take any and all steps in Credit Acceptance’s name and on behalf of Credit Acceptance necessary or desirable, in the determination of the Backup Servicer or the Collateral Agent acting in “good faith” (as such term is defined in Article 9 of the UCC), to collect all amounts due under any and all of the Loans, including, without limitation, endorsing Credit Acceptance’s name on checks and other instruments representing Collections and enforcing the Loans and Contracts; provided, however, that the Collateral Agent shall not have an affirmative obligation to carry out such duties.
SECTION 2.9.     Liability of the Backup Servicer; Standard of Care.
(a)    The Backup Servicer shall not be liable for its actions or omissions hereunder except for its gross negligence, willful misconduct or bad faith or for any breaches of representations or warranties made expressly by the Backup Servicer. No permissive right of the Backup Servicer set forth in this Agreement shall be construed as an obligation or duty. Other than as specifically set forth in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer, the Collateral Agent, the Deal Agent or the Borrower and shall have no liability for any action taken or omitted to be taken by the Servicer, the Collateral Agent, the Deal Agent or the Borrower.
(b)    The Backup Servicer shall indemnify, defend and hold harmless the Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer through the Backup Servicer’s willful misconduct, bad faith or gross negligence of the Backup Servicer in the performance of its duties under this Agreement.
(c)    The Servicer shall indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer’s willful misconduct, bad faith or negligence of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). Notwithstanding anything to the contrary herein, in no event shall the Backup Servicer be liable for punitive, special, indirect, or consequential damages of any kind whatsoever, including but not limited to lost profits, even if the Backup Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.
(d)    The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any originator, or previous servicer, or any party providing services related to the Loans or Contracts (collectively, the “Third Party”). The Servicer agrees to indemnify (subject to the limitation provided in subsection (e) below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the negligence or misconduct of any Third Party with respect to the Loans or Contracts. The Backup Servicer shall have no Liability for the acts or omissions of any such Third Party or for the inaccuracy of any data provided, produced or supplied by such Third Party. If any Error exists in any information provided to the Backup Servicer and such Error causes or materially contributes to the Backup Servicer making a Continued Error, the Backup Servicer shall have no liability for such Continued Error. In the event the Backup Servicer becomes aware of Errors and/or Continued Errors which, in the opinion of the Backup Servicer, impair its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer and the Deal Agent of such Errors and/or Continued Errors. With the prior consent of the Servicer and the Deal Agent, the Backup Servicer may undertake to reconstruct any data or records appropriate to correct such Errors and/or Continued Errors and to prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.
(e)    Indemnification under this Section shall include, without limitation, reasonable and documented fees and expenses of counsel (including in-house counsel) and expenses of litigation (including, without limitation, any reasonable and documented legal fees, costs and expenses incurred in connection with any enforcement (including any action, claim or suit brought) by the indemnified party of any indemnification or other obligation of the indemnifying party). If the indemnifying party has made any indemnity payments pursuant to this Section and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party, together with any interest earned thereon.
(f)    In performing the Service-Related Activities contemplated by this Agreement, the Backup Servicer agrees to comply in all respects with the applicable state and federal laws and will carry out such activities with the same degree of care as that provided for the Servicer under the Loan Agreement as modified hereunder. The Backup Servicer shall maintain all state and federal licenses and franchises necessary for it to perform Service-Related Activities. The Backup Servicer shall not have any Liability for any Error or Continued Error by the Servicer, or for any error, inaccuracy or omission of the Servicer before the Backup Servicer assumes the Service-Related Activities.
(g)    Neither the Backup Servicer nor any of the directors or officers or employees or agents of the Backup Servicer shall be under any liability to the Servicer or any party to this Agreement or the Loan Agreement except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer or any such person against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties, or by reason of reckless disregard of obligations and duties under this Agreement, as the case may be (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may request, and may conclusively rely and shall be fully protected in acting or refraining from acting upon any document, certificate, instrument, opinion, notice, statement, consent, resolution, entitlement order, approval or conversation believed by it to be genuine and made by the proper person and upon the advice or opinion of counsel or other experts selected by it. The Backup Servicer shall not be liable for an error of judgment or for any action taken, or omitted to be taken, in good faith by a Responsible Officer of the Backup Servicer, unless it shall be proven that the Backup Servicer was grossly negligent in ascertaining the pertinent facts. Prior to the Assumption Date and except as otherwise expressly set forth herein (including in Section 2.3(a) hereof), the Backup Servicer shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any party hereto pursuant to the provisions of this Agreement, unless such party shall have offered to the Backup Servicer security or indemnity satisfactory to the Backup Servicer, in its sole discretion, against the losses, liabilities, costs and expenses (including the fees and expenses of the Backup Servicer’s counsel and agents) that might be incurred by the Backup Servicer in compliance with such request, order or direction.
(h)    The Backup Servicer shall maintain its existence and rights as a national banking association under the laws of the jurisdiction of its organization, and will obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Contract, Dealer Agreement or this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement.
(i)    The Backup Servicer shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

(j)    The Backup Servicer may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, affiliates, attorneys, custodians or nominees appointed with due care.
(k)    To the extent that the Backup Servicer is not indemnified by the Servicer pursuant to Section 2.2 hereunder and under the Loan Agreement, such amounts shall be reimbursable by the Borrower pursuant to Section 2.7(a) or Section 2.7(b) of the Loan Agreement, as applicable.
(l)    The Backup Servicer may subservice any and all of its duties and responsibilities hereunder, including but not limited to its duties as successor Servicer hereunder, should the Backup Servicer become the successor Servicer pursuant to Section 2.3 hereof. Notwithstanding any such delegation of duty, the Backup Servicer shall remain obligated and liable for the performance of such duty and responsibility as if the Backup Servicer were performing such duty or responsibility.
(m)    The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may rely in good faith on the advice of counsel (including but not limited to counsel who may be employees of the Backup Servicer) or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under this Agreement.
(n)    The Backup Servicer shall not be deemed to have knowledge of any Servicer Termination Event unless a Responsible Officer of the Backup Servicer shall have received written notice thereof and, until receipt thereof, may assume that a Servicer Termination Event has not occurred. The Backup Servicer shall not have any obligation or duty to determine whether any Servicer Termination Event has occurred. Knowledge or information acquired by (i) Computershare in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Computershare in any of its other capacities hereunder or under such other documents except to the extent their respective duties are performed by Responsible Officers in the same division of Computershare, and vice versa, and (ii) any Affiliate of Computershare shall not be imputed to Computershare in any of its capacities. Information contained in reports (other than those reports that the Backup Servicer is contractually obligated to prepare and/or review) and other publicly available information shall not constitute actual or constructive knowledge. Other than with respect to any information that the Backup Servicer has an express duty hereunder to review, the Backup Servicer shall not be deemed to have knowledge of any fact or matter for purposes of this Agreement unless a Responsible Officer of the Backup Servicer (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.
(o)    The Backup Servicer shall be entitled to conclusively rely on the accuracy of all information provided to it by any party to any of the Transaction Documents, and, except as expressly provided herein, the Backup Servicer shall have no duty to investigate, recompile, recalculate or otherwise verify the accuracy of any such information and shall have no liability for any error or inaccuracy in such reports resulting from the use of such information.
(p)    Except to the extent failure or delay could have been prevented by the taking of commercially reasonable precautions such as the implementation and execution of disaster recovery plans, the Backup Servicer shall not be liable for any failure or delay in the performance of its obligations hereunder due to any Force Majeure Event.

(q)    The Backup Servicer shall not be under any obligation to take any action in the performance of its respective duties hereunder that would be in violation of applicable law.
(r)    The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.
(s)    Except as to actions expressly required to be taken by the Backup Servicer pursuant to this Agreement or any Transaction Document to which it is a party, before the Backup Servicer acts or refrains from acting, it may require an officer’s certificate or an opinion of counsel (at the expense of the party requesting the Backup Servicer act or refrain from acting). The Backup Servicer shall not be liable for any action it takes or omits to take in good faith in reliance on an officer’s certificate or opinion of counsel unless it is proved that the Backup Servicer was negligent in such reliance.
(t)    Neither the Backup Servicer nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, for the creation, perfection, continuation, priority, sufficiency or protection of any of the liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of the Collateral. The Backup Servicer shall not be responsible or personally liable for recording this Agreement or any other Transaction Document, for preparing or filing any financing or continuation statement or similar filings in any public office at any time or otherwise for perfecting or maintaining the perfection of any ownership or security interest or lien or for preparing or filing any tax (except as required by law), qualification to business or securities law filing or report.
(u)    No implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Backup Servicer shall be read into this Agreement or otherwise exist for the Backup Servicer (including any implied duty to enforce another party’s obligations if the Transaction Documents have not assigned such responsibility to a particular party).
(v)    For the avoidance of doubt, the Backup Servicer shall not be responsible for determining whether any breach of representations or warranty or document defect constitutes a breach or defect or the materiality thereof, or the enforcement of any repurchase obligation under any Transaction Document, or any repurchase-related liabilities.
(w)    Notwithstanding anything contained in this Agreement, the Successor Servicer, its successors or assigns, shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer or any subservicer prior to the date that the Successor Servicer, its successors or assigns, becomes the Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase, reimbursement or advancing obligations, if any, of the Servicer or any subservicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party involved in this transaction and (v) no liability or obligation with respect to any Servicer indemnification, defense, or hold harmless obligations of any prior servicer including the original servicer. The indemnification obligations of the Backup Servicer, upon becoming a Successor Servicer are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as Successor Servicer.

(x)    Other than the duties specifically set forth in this Agreement, the Backup Servicer shall have no obligations hereunder, including, to supervise, verify, monitor or administer the performance of the Servicer or any subservicer thereof, except, if at all, in its capacity as Successor Servicer. The Backup Servicer shall have no liability for any actions taken or omitted by the Servicer or any subservicer thereof, except, in its capacity, if at all, as Successor Servicer. Without limiting the generality of the foregoing, if the Backup Servicer becomes the Successor Servicer, the duties and obligations of the Servicer contained herein and in each of the other Transaction Documents shall be deemed modified as follows: (i) any provision providing that the Servicer shall take or omit to take any action, or shall have any obligation to do or not do any other thing, upon its “knowledge” (or any derivation thereof), “discovery” (or any derivation thereof) or awareness (or any derivation thereof) shall be interpreted as the actual knowledge of a Responsible Officer of such Successor Servicer or such Responsible Officer’s receipt of a written notice thereof, (ii) such Successor Servicer shall not be liable for any claims, liabilities or expenses relating to the engagement of any accountants or any report issued in connection with such engagement and dissemination of any such report of any accountants appointed by it (except to the extent that any such claims, liabilities or expenses are caused by such Successor Servicer’s gross negligence or willful misconduct) pursuant to the provisions of any Transaction Document, and the dissemination of such report shall, if applicable, be subject to the consent of such accountants, and (iii) such Successor Servicer shall have no obligation to provide investment direction pursuant to any Transaction Document requiring investment direction from the Servicer.
(y)     The provisions of this Section shall survive the termination or assignment of this Agreement and the resignation or removal of the Backup Servicer.
SECTION 2.10. Backup Servicer’s Certificate. Prior to the Assumption Date, on the Business Day preceding each Payment Date, the Backup Servicer shall deliver or cause to be delivered to the Deal Agent a certificate (the “Backup Servicer’s Certificate”), in form, which form may be electronic, and substance satisfactory to the Deal Agent, signed by an officer of the Backup Servicer, stating that (i) the Backup Servicer has loaded the Servicer’s Data File as described in Section 2.1(a) on its hardware, (ii) a review of the Monthly Report for the related Payment Date has been made under such officer’s supervision, and (iii) to such officer’s knowledge, (x) the electronic media is in readable form, (y) with respect to the review and verification set forth in Sections 2.2(a) and 2.2(b), the data on the Servicer’s Data File tie to the related Monthly Report resulting in no discrepancies between them, and (z) the Monthly Report does not contain any errors in accordance with the review criteria set forth in Section 2.2(a) hereunder. If the preceding statements cannot be made in the affirmative, the applicable officer shall state the nature of any and all anomalies, discrepancies and errors, and indicate all actions it is currently taking with the Servicer to reconcile and/or correct the same. Each Backup Servicer’s Certificate shall be dated as of the related date of delivery. Upon the request of the Deal Agent, a Backup Servicer’s Certificate shall be accompanied by copies of any third party reports relied on or obtained in connection with the Backup Servicer’s duties hereunder. The Backup Servicer, with respect to the Backup Servicer’s Certificate, shall not be responsible for delays attributable to the Servicer’s or Borrower’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer. After the Assumption Date, the Backup Servicer shall deliver the Monthly Report in accordance with Section 6.5(a) of the Loan Agreement.
SECTION 2.11. Backup Servicer’s Expenses. The Backup Servicer shall be required to pay all ordinary expenses incurred by it in connection with its activities hereunder. When the Backup Servicer incurs expenses after the occurrence of a Servicer Termination Event specified in Section 6.11 of the Loan Agreement, the parties hereto intend that such expenses constitute expenses of administration under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or similar law.
SECTION 2.12. Backup Servicer as Successor Servicer.   Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, any reference herein to the Backup Servicer and/or its rights, obligations and duties after the Assumption Date shall be deemed to relate to the Backup Servicer acting solely in its capacity as Successor Servicer.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
SECTION 3.1.     Representations, Warranties and Covenants of the Backup Servicer. The Backup Servicer (i) represents and warrants as of the date of execution and delivery of this Agreement and (ii) covenants with respect to clauses (h) and (i) below from the date hereof until the termination of this Agreement in accordance with its terms, as follows:
(a)    Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a national banking association and in good standing under the laws of the United States of America, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Transaction Document to which it is a party.
(b)    Due Qualification. The Backup Servicer is duly qualified to do business as a national banking association in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement or the Loan Agreement.
(c)    Power and Authority. The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action.
(d)    Binding Obligation. This Agreement shall constitute the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties.

(f)    No Proceedings. There are no proceedings or investigations pending or, to the Backup Servicer’s knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement.
(g)    No Consents.    The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
(h)    Standard of Care. The Backup Servicer will perform its duties hereunder with the same degree of care as it applies to the performance of such services for any assets which the Backup Servicer services for other Persons.
(i)    Notice of Backup Servicer Event of Default. Upon a Backup Servicer Event of Default, the Backup Servicer shall promptly notify the Deal Agent, the Servicer and the Borrower that a Backup Servicer Event of Default has occurred.
ARTICLE 4
TERMINATION
SECTION 4.1.     Backup Servicer Event of Default.
For purposes of this Agreement, any of the following shall constitute a “Backup Servicer Event of Default”:
(a)    Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Deal Agent.
(b)    [Reserved]
(c)    The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, or liquidator for the Backup Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or the entry of any decree or order for relief in respect of the Backup Servicer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, or similar law, whether now or hereafter in effect, which decree or order for relief continues unstayed and in effect for a period of 60 consecutive days.
(d)    The consent by the Backup Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Backup Servicer or relating to substantially all of its property; or the admission by the Backup Servicer in writing of its inability to pay its debts generally as they become due, the filing by the Backup Servicer of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Backup Servicer of an assignment for the benefit of its creditors, or the voluntarily suspension by the Backup Servicer of payment of its obligations.
(e)    Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within 30 days after the date on which a Responsible Officer of the Backup Servicer has actual knowledge or received written notice thereof, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured.
SECTION 4.2. Consequences of a Backup Servicer Event of Default.
If a Backup Servicer Event of Default has occurred and is continuing, the Deal Agent may (acting at the direction, or with the consent, of the Required Lenders), by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement. On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated. The terminated Backup Servicer agrees to cooperate with the Deal Agent in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.
SECTION 4.3.     Backup Servicing Termination.
Prior to the time the Backup Servicer receives a notice from the Deal Agent that the Backup Servicer will become the Servicer, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of 90 days advance written notice to the Deal Agent of such termination.
SECTION 4.4. Return of Confidential Information.
Upon termination of this Agreement, the Backup Servicer shall, at the direction of the Deal Agent, promptly return all written confidential information and any related electronic and written files and correspondence in its possession as are related to this Agreement and the Service-Related Activities contemplated hereunder.
SECTION 4.5.     Access to Facilities and Information.
The Backup Servicer shall provide reasonable access to its facilities and assistance to any Successor Servicer or other party assuming the servicing responsibilities, provided, however, that such access shall not unreasonably interfere with the Backup Servicer conducting its day to day operations. The Backup Servicer will furnish to the Deal Agent or the Collateral Agent, as applicable, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Backup Servicer as the Deal Agent or the Collateral Agent may from time to time reasonably request in order to protect the interests of the Collateral Agent or the Secured Parties under or as contemplated by this Agreement or the Loan Agreement.

ARTICLE 5
MISCELLANEOUS
SECTION 5.1.     Notices, Etc.
(a)    On and after the Assumption Date, the Borrower, the Collateral Agent, Credit Acceptance and the Deal Agent hereby agree to provide to the Backup Servicer all notices required to be provided to the Servicer pursuant to the Loan Agreement and the other Transaction Documents, as well as a hard copy sent by a nationally recognized courier service with item tracking capability.
(b)    Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:
If to the Servicer:
Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, Michigan 48034-8339
Attention: Douglas W. Busk
Facsimile No. (866) 743-2704
Confirmation No.: (248) 353-2700 (ext. 4432)

If to the Deal Agent:
Wells Fargo Bank, National Association
550 South Tryon Street, 5th Floor
Charlotte, NC 28202
Attention:    Caleb Keitt
Facsimile No.:    (704) 410-0223
Telephone No.: (704) 410-0698

If to any Lender, to its address set forth in the Loan Agreement

If to the Collateral Agent:
Computershare Trust Company, N.A.
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Computershare Corporate Trust – Asset Backed Administration
If to the Backup Servicer:
Computershare Trust Company, N.A.
1505 Energy Park Drive
St. Paul, Minnesota 55108
Attention: Computershare Corporate Trust – Asset Backed Administration

SECTION 5.2.     Successors and Assigns. This Agreement shall be binding upon the Backup Servicer, and shall inure to the benefit of the Collateral Agent, the Lenders, the Deal Agent and their respective successors and permitted assigns; provided that, except as otherwise provided herein, the Backup Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Deal Agent (acting at the direction, or with the consent, of the Required Lenders), and any such assignment in contradiction of the foregoing shall be null and void.
SECTION 5.3. No Bankruptcy Petition Against the Borrower.
(a)    Each of the parties hereto (other than the Deal Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date.
SECTION 5.4. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.5.     Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the parties hereto. The cost of any amendment entered into hereunder shall be an expense of the Borrower.
SECTION 5.6.     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
SECTION 5.7.     WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
SECTION 5.8.     Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument. This Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings and authentication of certificates when required under the UCC or other Signature Law due to the character or intended character of the writings.
SECTION 5.9.     Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
SECTION 5.10. Patriot Act Compliance. Each of the Deal Agent, the Collateral Agent and the Backup Servicer hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it and any Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and member information, and other information that will allow each of the Deal Agent, the Collateral Agent and the Backup Servicer and the Lenders to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of the Deal Agent, the Collateral Agent and the Backup Servicer and the Lenders.
SECTION 5.11. Nothing in this Agreement or any other Transaction Document gives rise to any right, expectation, or other entitlement on the part of any Person to inspect, examine, access, or visit any Computershare data center, or other secure Computershare facility, or to inspect, examine or otherwise access any Computershare system.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Servicer, the Deal Agent, the Collateral Agent, the Backup Servicer and the Borrower have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
CREDIT ACCEPTANCE CORPORATION,
as Servicer
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title:    Chief Treasury Officer
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Deal Agent
By: /s/ Caleb Keitt
Name: Caleb Keitt
Title:    Vice President
COMPUTERSHARE TRUST COMPANY, N.A.,
as Backup Servicer and Collateral Agent
By: /s/ Anna Churchill
Name: Anna Churchill
Title:    Vice President
CREDIT ACCEPTANCE FUNDING LLC 2024-B,
as Borrower
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title:    Chief Treasury Officer